Exhibit 3.1

AMENDED AND RESTATED BYLAWS

OF

REYNOLDS AMERICAN INC.

ARTICLE 1

MEETINGS OF SHAREHOLDERS

Section 1.01 Place of Meetings. Meetings of shareholders of the Reynolds American Inc. (the “Corporation”) shall be held at such time and place either within or without the State of North Carolina as shall be fixed by the Corporation’s Board of Directors (the “Board”) and designated in the notice or waiver thereof. The Board may postpone and reschedule any previously scheduled annual or special meeting of shareholders.

Section 1.02 Annual and Special Meetings. Annual meetings of shareholders shall be held at a place, if any, date and hour fixed by the Board to elect directors to the Board and to transact such other business as may properly come before the meeting. Special meetings of shareholders may be called by the persons permitted to call such meetings by the Corporation’s Articles of Incorporation.

Section 1.03 Notice. Except as otherwise provided by law or by the Articles of Incorporation, written notice shall be given to each shareholder entitled to vote at such meeting not fewer than 10 nor more than 60 days before the date of each meeting of shareholders. Such notice shall include the place, if any, date and hour of the meeting, the means of remote communications, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. When a meeting is adjourned to a different date, time or place, notice need not be given of the new date, time or place if (a) the new date, time or place is announced at the meeting before adjournment, and (b) a new record date is not fixed for the adjourned meeting. If a new record date is fixed for the adjourned meeting (which must be done if the new meeting date is more than 120 days after the date of the original meeting), notice of the adjourned meeting must be given as provided in this Section 1.03 to persons who are shareholders as of the new record date.

Section 1.04 Quorum; Adjournment. Shares entitled to vote as a separate voting group may take action in a matter only if a quorum of those shares exists with respect to that matter. A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of the voting group for action on that matter. Except as otherwise provided by law or by the Articles of Incorporation, at the opening of any meeting, such meeting may be adjourned from time to time by the vote of a majority of the votes cast on the motion to adjourn or by any officer entitled to preside at or to act as secretary of the meeting. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting. Subject to the provisions of the North Carolina Business Corporation Act, at any adjourned meeting any business may be transacted that might have been transacted at the original meeting if a quorum exists with respect to the matter proposed.

Section 1.05 Conduct of Meeting and Order of Business. The Chairman or, at the Chairman’s request or in the absence of the Chairman, the Chief Executive Officer, or, in the absence of the Chairman and the Chief Executive Officer, such person as shall be selected by the Board, shall act as chairman at all meetings of shareholders. The Secretary of the Corporation or, in his or her absence, an Assistant Secretary shall act as secretary at all meetings of shareholders. The chairman of the meeting shall have the right and authority to determine and maintain the rules, regulations and procedures for the proper conduct of the meeting, including but not limited to restricting entry to the meeting after it has commenced, maintaining order and the safety of those in attendance, opening and closing the polls for voting, dismissing business not properly submitted, and limiting time allowed for discussion of the business of the meeting.

Business to be conducted at annual meetings of shareholders shall be limited to that business properly submitted to the meeting either by or at the direction of the Board or by any shareholder of the Corporation who satisfies and complies with the notice requirements set forth in Section 1.06. If the chairman of the meeting shall determine that any business was not properly submitted in accordance with the terms of Section 1.06, he or she shall so declare to the meeting and the business that was not properly submitted shall not be transacted at that meeting.

Section 1.06 Advance Notice of Shareholder Proposals and Nominations. In addition to any other applicable requirements under law or under this Section 1.06, in order to properly submit any business to an annual meeting of shareholders, a shareholder must (a) be a shareholder of record or beneficially own shares of the Corporation at the time of the giving of notice provided for in this Section 1.06 and at the time of such annual meeting, (b) be entitled to vote at the annual meeting, and (c) give timely notice in writing to the Secretary of the Corporation, and include in such notice all of the information required by this Section 1.06 to be contained in such notice. The requirements of this Section 1.06 are separate from and in addition to the requirements under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be timely, notice provided under this Section 1.06 must be delivered either in person or by United States certified mail, postage prepaid, and received prior to the close of business at the principal executive offices of the Corporation (a) not less than 120 days nor more than 150 days before the first anniversary of the date of the Corporation’s proxy statement released to shareholders in connection with the most recent annual meeting of shareholders or (b) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not later than the close of business on the later of (i) the tenth calendar day following the day on which the first public announcement of the date of the annual meeting was made and (ii) the date that is 90 days before the date of the applicable annual meeting. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

Nomination of persons for election to the Board may be made by the Board or any committee designated by the Board or, in the case of an annual meeting, by any shareholder entitled to vote for the election of directors at the annual meeting of shareholders and who otherwise meets the requirements of this Section 1.06 (including, without limitation, the first sentence of Section 1.06). However, nominations other than those made by the Board or its designated committee must be made in accordance with the procedures for submitting business at an annual meeting of the shareholders as set forth in this Section 1.06, and no person shall be eligible to serve as a director unless such procedures have been followed. A shareholder may nominate a person or persons for election to the Board only if written notice of such shareholder’s intent to make such nomination is given to the Secretary of the Corporation in accordance with the procedures set forth in this Section 1.06.

A shareholder’s notice to submit business to an annual meeting of shareholders shall set forth (a) the name and address of the shareholder and any Shareholder Related Person (as hereinafter defined) covered by clauses (b), (c) and (e) below, (b) the class and number of shares of stock of the Corporation beneficially owned by such shareholder and any Shareholder Related Person, and the name in which such shares are registered on the stock transfer books of the Corporation or, if such shares are held beneficially and not of record and the shareholder has not filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission that discloses such beneficial ownership, a written statement from the record holder of such securities verifying such beneficial ownership, (c) a description of (i) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or settlement payment or mechanism at a price related to any class or series of securities of the Corporation or with a value derived in whole or in part from the value of any class or series of securities of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of securities of the Corporation or otherwise (each, a “Derivative Instrument”), directly or indirectly held of record or beneficially by the shareholder or any Shareholder Related Person, (ii) any hedging, swap or other transaction or series of transactions, agreement, arrangement or understanding entered into or made, the effect or intent of which is to increase or decrease the voting power of such shareholder or any Shareholder Related Person with respect to the Corporation’s securities or to allow such shareholder or any Shareholder Related Person the opportunity to profit or share in any profit derived from any increase or decrease in the value of the Corporation’s securities, (iii) any proxy, transaction, agreement, arrangement, understanding or relationship pursuant to which such shareholder or any Shareholder Related Person has a right to vote any of the Corporation’s securities, (iv) any short interest of such shareholder or any Shareholder Related Person in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (v) any rights, directly or indirectly, held of record or beneficially by the shareholder or any Shareholder Related Person to dividends on the Corporation’s securities that are separated or separable from the underlying securities, (vi) any performance-related fees (other than an asset-based fee) that such shareholder or any Shareholder Related Person is entitled to based on any increase or decrease in the value of securities of the Corporation or Derivative Instruments as of the date of such notice, including, without limitation, any such interests held by members of such shareholder’s immediate family sharing the same household and (vii) all arrangements or understandings between or among the shareholder giving the notice, any Shareholder Related Person and any other person relating to the business specified in the notice, (d) whether either such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to the holders of at least the percentage of shares of stock of the Corporation entitled to vote that is required to approve the proposal, (e) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, and if intending to appear by proxy, the name and address of the proxy, (f) any other material interest of the shareholder or any Shareholder Related Person in the business to be submitted and (g) a brief description of the business desired to be submitted to the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting. In addition, the shareholder making such proposal shall promptly provide any other information reasonably requested by the Corporation. A “Shareholder Related Person” of any shareholder means (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder, and (iii) any person controlled by or under common control with such shareholder.

In addition to the information required above to be given by a shareholder who intends to submit business to a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the Board then such shareholder’s notice must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (a) the name, age, business address and, if known, residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of stock of the Corporation which are beneficially owned by such person, (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act, (e) the written consent of such person to (i) be named in the proxy statement as a nominee, (ii) serve as a director if elected and (iii) provide information that the Board requests to determine whether such person qualifies as an independent director under applicable guidelines, and (f) a description of all arrangements or understandings between such shareholder or any Shareholder Related Person and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

If any of the facts set forth in the notice provided pursuant to either of the two preceding paragraphs changes between the date that such notice is sent and the date of the annual meeting, the shareholder must deliver to the Secretary of the Corporation either in person or by United States certified mail, postage prepaid, and the Corporation must receive at its principal executive offices by the earlier of (a) the close of business within five (5) calendar days of the event giving rise to such change, or (b) the commencement of such annual meeting, a supplemental notice providing such revised information. Any person nominated for election as a director by the Board or any committee designated by the Board shall, upon the request of the Board or such committee, furnish to the Secretary of the Corporation all such information pertaining to such person that is required to be set forth in a shareholder’s notice of nomination.

In addition to the foregoing provisions of this Section 1.06, a shareholder who seeks to have any proposal included in the Corporation’s proxy statement also shall comply with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation 14A.

For purposes of this Section 1.06, “public announcement” means announcement in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

Section 1.07 Voting. If a quorum exists, in all actions of shareholders other than the election of directors or as otherwise required by law, the Articles of Incorporation or these Bylaws, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

The vote required for election of a director at any meeting of shareholders for the election of directors at which a quorum is present (other than a Contested Election (as defined below)) shall be the vote of a majority of the votes cast with respect to that director’s election. In a Contested Election, directors shall be elected by a plurality of the votes in accordance with § 55-7-28 (or any successor provision) of the North Carolina Business Corporation Act. For purposes of this Section, a “vote of the majority of the shares cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director’s election. A “Contested Election” means an election for directors at a meeting of shareholders for the election of directors at which a quorum is present for which there are more nominees for election to the Board of Directors than open directorships on the Board of Directors to be filled pursuant to that election.

A shareholder may appoint one or more proxies to vote or otherwise act for the shareholder in accordance with the North Carolina Business Corporation Act. A proxy shall be submitted to the secretary of the meeting at or prior to the time designated by the chairman of the meeting.

Section 1.08 Inspectors of Election. Prior to any meeting of shareholders, the Board may appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. If any inspector previously appointed shall fail to attend or refuse or be unable to serve, a substitute shall be appointed by the presiding officer.

ARTICLE 2

DIRECTORS

Section 2.01 Meetings. Regular meetings of the Board shall be held at such times and places within or without the State of North Carolina as may from time to time be fixed by the Board or as may be specified in a notice of meeting. Special meetings of the Board may be held at any time upon the call of the Chairman, the Chief Executive Officer or the President and shall be called by the Chairman, the Chief Executive Officer, the President or the Secretary if directed by the Board or at least two or more Directors. A meeting of the Board may be held without notice immediately after the annual meeting of shareholders. No notice shall be required for any regular meeting of the Board. Notice of the date, time and place of holding of each special meeting shall be given by delivering such notice at least two business days before the date of the meeting to each director by telecopy, telegraph or e-mail, personally or by telephone.

Any director unable to participate in person at any meeting shall be given the opportunity to participate by any means of communication by which all directors participating may simultaneously hear each other during the meeting. In addition, notwithstanding the foregoing, action may be taken by the Board without a meeting if it is taken by unanimous written consent. A director’s consent to action taken without a meeting may be in electronic form and delivered by electronic means.

Section 2.02 Quorum. Except as otherwise provided in the Articles of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until such a quorum is present.

Section 2.03 Committees of Directors. The Board may, by resolution adopted by a majority of the Board, designate one or more committees to have and exercise such power and authority as the Board shall specify.

No action by any committee of the Board shall be valid unless taken at a meeting for which notice has been duly given in accordance with the last sentence of the first paragraph of Section 2.01 of these Bylaws or waived by the members of such committee. Such notice shall include a description of the general nature of the business to be transacted at the meeting, and no other business may be transacted at such meeting unless all members of the committee are present and consent to the consideration of such other business.

Any committee member unable to participate in person at any meeting shall be given the opportunity to participate by any means of communication by which all committee members participating may simultaneously hear each other during the meeting. In addition, notwithstanding the foregoing, action may be taken by a committee of the Board without a meeting if it is taken by unanimous written consent. A committee member’s consent to action taken without a meeting may be in electronic form and delivered by electronic means.

Each of the committees established by the Board pursuant to this Section 2.03 shall establish such other rules and procedures for its operation and governance (consistent with the North Carolina Business Corporation Act) as it shall see fit and may seek such consultation and advice as to matters within its purview as it shall require.

Section 2.04 Chairman of the Board. The Board shall elect a Chairman of the Board from among the members of the Board. The Board shall designate the Chairman as either a Non-Executive Chairman of the Board or, in accordance with the provisions of Section 3.01 of these Bylaws, an Executive Chairman of the Board. (References in these Bylaws to the “Chairman” shall mean the Non-Executive Chairman or Executive Chairman, as designated by the Board.) The Chairman shall preside at all meetings of the Board and shall perform such other duties as may be directed by the Board or as otherwise set forth in these Bylaws.

Section 2.05 Vice Chairman of the Board. The Board may elect a Vice Chairman of the Board from among the members of the Board. If the Board has elected a Vice Chairman of the Board, the Vice Chairman shall perform such duties as may be designated by the Chairman, subject to the direction of the Board.

ARTICLE 3

OFFICERS

Section 3.01 Description and Terms. The officers of the Corporation shall be, the Chief Executive Officer, the President, a Treasurer and a Secretary, who shall have the duty, among other things, to record the proceedings of the meetings of shareholders and directors in a book kept for that purpose, and such other additional officers with such titles as the Board shall determine, all of whom shall be chosen by and serve at the pleasure of the Board; provided that the Chief Executive Officer may appoint Senior Vice Presidents, Vice Presidents or Assistant Officers at his or her discretion. Without limiting the generality of the foregoing, the Board may designate the Chairman as an Executive Chairman, in which case such person shall be an officer of the Corporation and shall have, in addition to the duties set forth in these Bylaws, such powers and authority as determined by the Board. Subject to such limitations as may be imposed by the Board, the Chief Executive Officer shall have full executive power and authority with respect to the Corporation. The President, if separate from the Chief Executive Officer, shall have such powers and authority as the Chief Executive Officer may determine. If the Chief Executive Officer is absent or incapacitated, the Board or any committee designated by the Board for such purpose shall determine the person who shall have all the power and authority of the Chief Executive Officer. Other officers shall have the usual powers and shall perform all the usual duties incident to their respective offices. All officers shall be subject to the supervision and direction of the Board. The authority, duties or responsibilities of any officer (other than an Executive Chairman, if the Chairman has been so designated) of the Corporation may be suspended by the Chief Executive Officer with or without cause. Any officer may be removed by the Board with or without cause; provided that an Executive Chairman who is removed as an officer pursuant to the foregoing shall, subject to and in accordance with the provisions and limitations of the Articles of Incorporation, these Bylaws and applicable law, retain his position as a director. Subject to such limitations as the Board and the North Carolina Business Corporation Act may provide, each officer may further delegate to any other officer or any employee or agent of the Corporation such portions of his or her authority as the officer shall deem appropriate, subject to such limitations as the officer shall specify, and may revoke such authority at any time.

Section 3.02 Shareholder Consents and Proxies. The Chairman, the Chief Executive Officer, the President, the Secretary and the Treasurer, or any one of them, shall have the power and authority on behalf of the Corporation to execute any shareholders’ consents or proxies and to attend and act and vote in person or by proxy at any meetings of shareholders of any corporation in which the Corporation may own stock, and at any such meetings shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock which as the owner thereof the Corporation might have possessed and executed if present. The Board by resolution from time to time may confer like powers upon any officer.

ARTICLE 4

GENERAL PROVISIONS

Section 4.01 Notices. Whenever any statute, the Articles of Incorporation or these Bylaws require notice to be given to any shareholder, such notice is to be given in writing by mail, addressed to such shareholder at his or her address as it appears on the current shareholder records of the Corporation, with postage thereon prepaid. Such notice shall be deemed to have been given when it is deposited in the United States mail. Notice to directors may be given by telegram or facsimile transmission or be delivered personally or by telephone.

Section 4.02 Indemnification. If a claim under Section 1 or 2 of Article Ninth of the Corporation’s Articles of Incorporation is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, the person claiming indemnification may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, such claimant shall be entitled to be paid also the expense of prosecuting or defending such suit. In any case, it shall be a defense to such claims that, and the Corporation shall not be obliged to advance any such expense if, the claimant has not met any applicable standard for indemnification set forth in the North Carolina Business Corporation Act or the Corporation’s Articles of Incorporation. The Corporation shall not advance any such expenses to a claimant, unless the Corporation has previously received from such claimant an undertaking to repay the amount of such expenses in the event it is determined such claimant was not entitled to indemnification. A determination by the Corporation (including its Board of Directors, independent legal counsel or shareholders) to the effect that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct or that the claimant has not met such applicable standard of conduct, or the failure by the Corporation to make any such determination, shall not create a presumption that the claimant has or has not met the applicable standard of conduct or be a defense to such suit.

Section 4.03 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 4.04 Certificates of Stock. Any certificates which represent shares of the Corporation shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary. Any and all signatures on any such certificates, including the signatures of officers, transfer agents and registrars, may be facsimile.

Adopted July 28, 2004

Amended February 2, 2005

Amended November 29, 2006

Amended December 4, 2008

Amended September 13, 2012

Amended May 9, 2013